UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 11, 2005

Date of Report (Date of earliest event reported)

ATLANTIS PLASTICS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-09487	06-1088270

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1870 THE EXCHANGE, SUITE 200
ATLANTA, GEORGIA
30339

(Address of Principal Executive Offices) (Zip Code)

(800) 497-7659

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On March 11, 2005, Atlantis Plastics, Inc. (the “Company”) agreed to cancel the outstanding stock options of certain of its management, officers and directors (the “Participants”) for cash payments of approximately $2.0 million in aggregate.

     As previously announced, the Company intends to pay a special dividend to its shareholders of up to approximately $12.50 per share, subject to completion of a proposed financing. The purpose of the option cancellation arrangements is to provide each Participant with a payment similar to the dividend he or she would otherwise have received on the shares issuable upon the exercise of the options to be cancelled.

     Pursuant to these arrangements, on the date the special dividend is paid to its shareholders, the Company will cancel an aggregate of 225,800 outstanding stock options (the “Cancelled Options”) previously granted to the Participants. If the special dividend is not paid by June 30, 2005, then the option cancellation arrangements will be terminated, the options will continue in accordance with their terms and the Participants will not receive the option cancellation payments. In exchange for the option cancellation, each Participant will receive a payment (the “Payment”) equal to the net option equivalent value of his or her Cancelled Options. The net option equivalent value will be calculated by multiplying (a) the actual dividend per share paid to the Company’s shareholders (currently estimated at $12.50) by (b) the net number of shares the Participant would have received had he or she “net exercised” the Cancelled Options. (In a net exercise, the option holder pays the exercise price of the option by canceling a portion of the shares that would otherwise have been received upon exercise of the option). The Payments will be made on the date the Company pays the proposed dividend to its shareholders.

Item 9.01. Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Exhibits. Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIS PLASTICS, INC.
Date: March 17, 2005	By:	/s/ Paul G. Saari
Paul G. Saari
Senior Vice President, Finance and Chief Financial